Exhibit 12.1


         Statement of Computation of Ratio of Earnings to Fixed Charges



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Suburban Propane Partners, L.P.
Computation of the Ratio of Earnings to Fixed Charges
(Dollars in thousands)

                                                                     Fiscal Year     Fiscal Year     Fiscal Year    Fiscal Year
                                                                        Ended           Ended           Ended          Ended
                                                                      9/26/1998       9/25/1999       9/30/2000      9/29/2001
------------------------------------------------------------------ ---------------- --------------- -------------- ---------------
------------------------------------------------------------------ ---------------- --------------- -------------- ---------------

Income Before Provision for Income Taxes                              $  38,200        $  22,507       $  38,766      $  53,885
Fixed Charges:
   Interest Expense (including amortization of debt issue costs)         33,161           33,288          42,703         40,010
   Rental Expense                                                         5,458            5,791           6,368          7,785
      Total Fixed Charges                                                38,619           39,079          49,071         47,795
Income Before Provision for Income Taxes plus Fixed Charges           $  76,819        $  61,586       $  87,837      $ 101,680
Ratio of Earnings to Fixed Charges (a)                                    1.99x            1.58x           1.79x          2.13x



                                                                    Fiscal Year     Nine Months
                                                                        Ended           Ended
                                                                      9/28/2002       6/28/2003
------------------------------------------------------------------  -------------- ----------------
------------------------------------------------------------------  -------------- ----------------

Income Before Provision for Income Taxes                               $  54,227      $   67,245
Fixed Charges:
   Interest Expense (including amortization of debt issue costs)          35,925          26,501
   Rental Expense                                                          8,002           6,113
      Total Fixed Charges                                                 43,927          32,614
Income Before Provision for Income Taxes plus Fixed Charges            $  98,154      $   99,859
Ratio of Earnings to Fixed Charges (a)                                     2.23x           3.06x


(a) For purposes of determining the ratio of earnings to fixed charges, earnings are defined as income from continuing operations before income taxes plus fixed charges. Fixed charges consist of interest expense, including amortization of debt issuance costs and that portion of rental expenses on operating leases that management considers to be a reasonable approximation of interest.